UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2023

Red Oak Capital Fund Series, LLC
(Exact name of issuer as specified in its charter)

Delaware	93-3783959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5925 Carnegie Blvd, Suite 110

Charlotte, NC 28209

(Full mailing address of principal executive offices)

(980) 288-6627

(Issuer’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

6.5% Senior Secured Bonds (issued by Red Oak Capital Fund II, LLC)

8.5% Senior Secured Bonds (issued by Red Oak Capital Fund II, LLC)

6.25% Senior Secured Bonds (Series A Bonds) (issued by Red Oak Capital Fund IV, LLC)

8.25% Senior Secured Bonds (Series B Bonds) (issued by Red Oak Capital Fund IV, LLC)

6.5% Senior Secured Bonds (Series Ra Bonds) (issued by Red Oak Capital Fund IV, LLC)

9.0% Senior Secured Bonds (Series Rb Bonds) (issued by Red Oak Capital Fund IV, LLC)

7.50% Senior Secured Bonds (A Bonds) (issued by Red Oak Capital Fund V, LLC)

8.00% Senior Secured Bonds (A R-Bonds) (issued by Red Oak Capital Fund V, LLC)

7.50% Senior Secured Bonds (B Bonds) (issued by Red Oak Capital Fund V, LLC)

8.00% Senior Secured Bonds (B R-Bonds) (issued by Red Oak Capital Fund V, LLC)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Fund Series, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in certain of our offering circulars, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are available at www.sec.gov.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Red Oak Capital Fund Series, LLC, a Delaware limited liability company, together with ROCF Series II, ROCF Series IV and ROCF Series V.

This Annual Report on Form 1-K is being filed with the United States Securities and Exchange Commission (“SEC”) by Red Oak Capital Fund Series, LLC, a Delaware series limited liability company (together with our series, the “Company”), certain series of which (ROCF II Series, ROCF IV Series, ROCF V Series), are successors, respectively, to Red Oak Capital Fund II, a Delaware limited liability company (“ROCF II”), Red Oak Capital Fund IV, LLC, a Delaware limited liability company (“ROCF IV”), and Red Oak Capital Fund V, LLC, a Delaware limited liability company (“ROCF V”) (each of ROCF II, ROCF IV and ROCF V a “Predecessor Issuer” and, collectively the “Predecessor Issuers”) pursuant to Rule 257(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”).  Accordingly, the Company now is subject to the informational requirements of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) and, in accordance therewith, will file the reports and other information with the SEC that otherwise have been required to be filed by the Predecessor Issuers with respect to debt securities originally issued pursuant to Regulation A (the “Regulation A Securities”) under the Securities Act by the Predecessor Issuers.

The Company was formed on September 15, 2023 to continue the business of the Predecessor Issuers to acquire and manage commercial real estate loans and securities and other real estate-related debt instruments. We implement an investment strategy that preserves and protects our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. We actively participate in the servicing and operational oversight of our assets through our manager, Red Oak Capital GP, LLC, or our Manager, rather than subrogate those responsibilities to a third party.

The Company does not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

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As of December 31, 2023, the Company held 24 senior secured loans, providing approximately $163.7 million of senior secured loans to various borrowers, which is gross of approximately $14.5 million of participation loans payable. The portfolio of loans possessed a weighted average interest rate of 9.72% and a weighted average additional paid-in-kind (“PIK”) interest rate of 1.68%. The portfolio loans have maturities ranging from September 2020 to December 2025. The following table outlines the major terms of each loan closed by a series of the Company (or any Predecessor Issuer) as lender and outstanding at December 31, 2023:

Borrower	Location	Maturity	Note Principal	Interest Rate
ROCF II Series
Tuglife Marine, LLC	St. Thomas, USVI	9/6/2020	$3,765,000	16.00%
Patio Theater Holdings, LLC	Chicago, IL	9/30/2020	$2,362,500	16.00%
1234 Templecliff LLC	Dallas, TX	6/30/2024	$2,300,000	10.00%
Legacy Lofts II and III	Washington, DC	9/30/2024	$5,800,000	11.00%
Laura Trio, LLC	Jacksonville, FL	10/31/2024	$6,300,000	11.00%
Keego Harbor MHC – Michigan LLC	Keego Harbor, MI	4/26/2025	$2,800,000	10.50%
21 West QOZ, LLC	Indianapolis, IN	11/30/2025	$4,000,000	11.00%
ROCF II Series Total			$27,327,500
ROCF IV Series
BT Apartment Rentals, LLC	Topeka, KS	8/9/2023	$5,459,000	15.00%
The Oaks Senior Living, LLC	San Rafael, CA	12/31/2023	$6,000,000	12.00%
Panda High Plains Hemp Gin Real Estate, LLC	Wichita Falls, TX	2/1/2024	$8,160,000	10.00%
35-41 Mechanic, LLC	Port Jervis, NY	2/1/2024	$2,500,000	11.00%
Milwaukee Logan Investments, LLC	Chicago, IL	5/1/2024	$3,250,000	10.50%
ROCF IV Series Total			$25,369,000
ROCF V Series
11 Waterview Blvd, LLC	Troy Hills, NJ	3/31/2023	$14,500,000	14.50%
939 4th St. LLC	San Diego, CA	1/1/2024	$13,750,000	10.50%
Princeton Development, LLC	Moorpark, CA	1/31/2024	$3,000,000	10.50%
Pro Hospitality NineA, LLC	Phoenix, AZ	5/1/2024	$8,125,000	10.00%
Chicago 3850, LLC	Chicago, IL	6/30/2024	$4,500,000	10.50%
YP Trillium, LLC	Hoffman Estates, IL	11/8/2024	$8,300,000	7.75%
Sky Irondequoit, LLC	Rochester, NY	12/31/2025	$7,850,000	9.50%
ROCF V Series Total			$60,025,000
ROIOF Series
The Atrium CT, LLC	Bloomfield, CT	1/1/2024	$11,000,000	10.50%
Princeton Development, LLC	Moorpark, CA	1/31/2024	$3,000,000	10.50%
JV SBAM SB, LLC	Grand Rapids, MI	3/1/2024	$11,175,000	11.50%
Pro Hospitality NineA, LLC	Phoenix, AZ	5/1/2024	$8,125,000	10.00%
Scripps Two, LLC	Sacramento, CA	5/30/2024	$9,000,000	10.00%
La Rose Hospitality, LLC	Livingston, TX	9/27/2024	$4,017,495	8.00%
The Breakers Property Owners, LLC	Ocean Springs, MS	12/31/2025	$4,656,000	9.50%
ROIOF Series Total			$50,973,495

On September 29, 2023, as part of the plan to streamline and make more efficient the financial and administrative operations of certain companies associated with Red Oak Capital GP, LLC, a Delaware limited liability company (“Red Oak GP”), the Company, the Predecessor Issuers and Red Oak Income Opportunity Fund, LLC, a Delaware limited liability company (“ROIOF” and, together with the Predecessor Issuers, the “Merging Funds”) entered into an agreement and plan of merger dated as of September 29, 2023 (the “Merger Agreement”).   Pursuant to the Merger Agreement, each of the Merging Funds was separately merged with and into the Company (the “Mergers”), at which time each Merging Fund became a separate series of the Company (each a “Series” and, collectively, the “Series”), succeeding to and continuing to operate the existing business of the respective Merging Fund.  The Merger Agreement provides that, upon consummation of the Mergers, the Company would assume all obligations of each Predecessor Issuer for ongoing reporting under Regulation A and would thereafter file all reports required by Rule 257(b) under the Securities Act.

We are managed by our Manager, which is wholly owned by Red Oak Capital Holdings, LLC, our Sponsor, a Charlotte, North Carolina based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor’s significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for the Company.

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We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

We, through the Series, succeeded to the businesses of the Merging Funds on September 29, 2023. Through December 31, 2023, we have not received any additional net proceeds from capital raising as all offerings are closed and we have invested approximately $155.9 million in first lien mortgage loans.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

Results of Operations – For the Year Ended December 31, 2023

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2023.

For the year ending December 31, 2023, our total consolidated revenues from operations, consisting mostly of mortgage interest and fees, amounted to 19,365,406. Operating expenses for the same period, including bond interest expense of $22,535,401, provision for credit losses of 2,673,000, management fees of $4,098,245, and participation interest expense of $749,099 amounted to $31,202,298. Net loss for the period amounted to $12,573,597.

We estimate our cost of capital across the Series at approximately 11.0 to 12.0%, which includes interest expense on the bonds as well as management fees and initial selling costs.  The weighted average internal rate of return on our senior secured loans through March 31, 2024 has been just over 19.0%, which includes interest and fees.  During the year ended December 31, 2023, the Series held significant undeployed capital which resulted in net operating losses due to the negative spread between the yield on interest earning assets and the cost of capital.  We expect this was due to issues with price discovery in a rising rate environment. Through the date of this report, the Series, accounting for loans scheduled to close in the next three months, have deployed substantially all of their capital into senior secured loans.  In addition, we are in active discussions with lending institutions to provide a line of credit for the Series that will enhance yields through the use of modest leverage.  We anticipate this will generate materially higher revenue and net income for the Series in current and future periods which will mitigate their negative equity position going forward.

The borrowers under the notes issued by the Series (as successors to the Merging Funds) generally have the option to extend the maturity date of the notes for two additional six-month terms, subject to certain terms and conditions, including the payment of extension points in an amount equal to one to two percent (1.0% - 2.0%) of the outstanding and unpaid principal at the time of each additional extension and a one to two percent (1.0% - 2.0%) increase in the note’s interest rate for each additional extension option. The notes are prepayable in whole or in part, subject to the following penalties for prepayment: (i) any payment of principal within the first six (6) months of the loan term is subject to a penalty of three percent (3.0%) of the unpaid principal balance; and (ii) during the remainder of the loan term, any prepayment of the principal outstanding balance outside of the six (6) months prior to the maturity date is subject to a penalty of one percent (1.0%) of the unpaid principal balance.

ROCF II Series

As of December 31, 2023, ROCF II Series held seven senior secured loans, pursuant to which the Company, as the lender, provided $27,327,500 of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 13.3% and maturities ranging from September 2020 to November 2025.

For the year ending December 31, 2023, ROCF II Series total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $1,472,585. Operating expenses for the same period, including bond interest expense of $4,740,869, reversal of provision for credit losses of ($2,779,000), and management fees of $797,278 amounted to $3,140,990. Net loss for the period amounted to $2,414,510.

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On June 23, 2023, the borrower 4725 Minnesota Ave SE LLC was placed in default by ROCF II Series. The interest rate increased from 10.0% to the default rate of 15.0%. The underlying commercial property is an apartment building located in the District of Columbia. On July 24, 2023, the loan with mortgage note borrower, 4725 Minnesota Ave NE, LLC was paid off for the full principal and accrued interest outstanding at the time.

On September 28, 2023, ROCF II Series provided a $5,800,000 senior secured mortgage loan to Legacy Lofts II LLC and Legacy Lofts III LLC. The mortgage loan holds a total interest rate of 11% and matures September 30, 2024. The underlying commercial property is multifamily apartments located in the District of Columbia.

On October 29, 2023, ROCF II Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 49% of a $2,300,000 senior secured loan to Red Oak Capital Intermediate Income Fund LLC, a related party, for a purchase price of $1,127,000.

On October 29, 2023, ROCF II Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 49% of a $5,800,000 senior secured loan to Red Oak Capital Intermediate Income Fund LLC, a related party, for a purchase price of $2,842,000.

On October 31, 2023, ROCF II Series provided a $6,300,000 senior secured mortgage loan to Laura Trio, LLC. The mortgage loan holds a total interest rate of 11% and matures October 31, 2024. The underlying commercial property is multifamily apartments located in the state of Florida.

On December 7, 2023, ROCF II Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 17% of a $6,300,000 senior secured loan to Red Oak Capital Intermediate Income Fund LLC, a related party and Delaware limited liability company, for a purchase price of $1,100,000.

On March 31, 2023, ROCF II Series sold ROCFII 1510 Hwy 59, LLC, which owns the hotel in Livingston, Texas, to Red Oak Capital Properties, LLC, a related party under common ownership. ROCF II Series received $5,500,000 in proceeds from the sale, which resulted in a gain on sale of $1,600,000, recognized through member capital due to the common ownership of the Company and Red Oak Capital Properties, LLC.

On June 14, 2023, the mortgage note to borrower Dei Vitae Enterprises, LLC with principle of $6,600,000 was sold to Red Oak Capital Properties, LLC, a related party under common ownership, for gross proceeds of $4,333,921, which resulted in a loss on sale of $320,490.

ROCF IV Series

As of December 31, 2023, ROCF IV Series held five senior secured loans, pursuant to which the Company, as the lender, provided $25,369,000 of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.7% and maturities ranging from August 2023 to May 2024.

For the year ending December 31, 2023, ROCF IV Series total revenues from operations, consisting entirely of mortgage interest and fees, amounted to $4,547,864. Operating expenses for the same period, including bond interest expense of $4,613,807, reversal of provision for credit losses of ($660,000), and management fees of $836,763 amounted to $5,042,734. Net loss for the period amounted to $490,870.

On January 1, 2023, ROCF IV Series issued a notice of default to a mortgage note borrower, Phoenix Ten Properties, LLC, and increased the interest rate to the default rate of 16% per annum. The note originally matured on October 31, 2022, and held an unpaid principal balance of $11,300,000 with interest receivable of approximately $1,058,000 as of December 31, 2022. On April 18, 2023, the borrower paid the note off resulting in no principal or interest loss.

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On April 4, 2023, mortgage note borrower 418 Kanuga Drive, LLC paid off its note with a principal balance of $3,600,000 to ROCF IV Series. The note originally matured on September 30, 2023 and had an interest rate of 10.5%. ROCF IV Series received $3,648,596 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

ROCF V Series

As of December 31, 2023, ROCF V Series held six senior secured loans, pursuant to which the Company, as the lender, provided $60,025,000 of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.4% and maturities ranging from March 2023 to December 2025.

For the year ending December 31, 2023, ROCF V Series total revenues from operations, consisting entirely of mortgage interest and fees, amounted to $5,429,606. Operating expenses for the same period, including bond interest expense of $6,680,114, provision for credit losses of $6,052,000, management fees of $1,288,424, and participant interest expense of $319,608 amounted to $14,626,711. Net loss for the period amounted to $9,194,705.

On January 19, 2023, mortgage note borrowers KCSL, LLC and 3592 Procyon, LLC made a partial principal payment of $3.56 million. The borrower made a final principal payment of $3.92 million on February 28, 2023 for the remaining amount owed.

On January 31, 2023, ROCF V Series provided a $6,000,000 senior secured mortgage loan to Princeton Development, LLC, a California limited liability company. The mortgage loan holds a total interest rate of 10.50% and matures on January 31, 2024. The underlying commercial property is two parcels of land located in the state of California.

On January 31, 2023, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby ROCF V Series sold a participation interest equal to approximately 50% of a $6,000,000 senior secured loan to ROIOF Series for a purchase price of $3,000,000.

On March 9, 2023, the Company issued a notice of default, acceleration, and a demand to pay to a mortgage note borrower, 11 Waterview Blvd. LLC, for failure to make interest payments. Since the note was not paid off in accordance with the acceleration notice, the Company began the process of foreclosure. The loan was placed on nonaccrual status as of March 9, 2023 and the Company recorded an initial provision for loan loss of $5,570,000 related to the loan.

On March 16, 2023, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 21.69% of a $8,300,000 senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $1,800,000.

On June 23, 2023, the borrower 5320 8th Street NW, LLC was placed in default by ROCF V Series. The interest rate increased from 10.75% to the default rate 15.75%. The underlying commercial property is an apartment building located in the District of Columbia. On July 5, 2023, mortgage note borrower 5320 8th Street NW, LLC paid off the note with a total remaining principal balance of $8,550,000. The note originally matured on August 31, 2023 and had an interest rate of 8.25%. ROCF V Series received $8,252,866 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On June 29, 2023, ROCF V Series provided a $4,500,000 senior secured mortgage loan to Chicago 3850 LLC, an Illinois limited liability company. The mortgage loan holds a total interest rate of 10.50% and matures on June 30, 2024. The underlying commercial property is an industrial building located in the state of Illinois.

On June 30, 2023, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 12% of a $8,300,000 senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $1,000,000.

On December 20, 2023, ROCF V Series provided an $8,600,000 senior secured mortgage loan to Sky Irondequoit, LLC. The mortgage loan holds a total interest rate of 9.50% and matures December 31, 2025. The underlying commercial property is a retail building located in the state of New York.

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On December 20, 2023, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 9% of a $8,600,000 senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $750,000.

ROIOF Series

As of December 31, 2023, ROIOF Series held six senior secured loans, pursuant to which the Company, as the lender, provided $50,973,495 of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 10.4% and maturities ranging from January 2024 to December 2025.

For the year ending December 31, 2023, ROIOF Series total revenues from operations, consisting entirely of mortgage interest and fees, amounted to $7,915,351. Operating expenses for the same period, including bond interest expense of $6,500,611, management fees of $1,175,000, and participant interest expense of $352,520 amounted to $8,391,863. Net loss for the period amounted to $473,512.

On January 30, 2023, ROIOF Series provided a $8,950,000 senior secured mortgage loan to 112 Wilmington PL SE DE, LLC, a Delaware limited liability company. The mortgage loan holds a total interest rate of 10% and matures on January 31, 2024. The underlying commercial property is a multifamily property located in the District of Columbia. On March 14, 2023, ROIOF Series sold a Participation Interest to Red Oak Capital Intermediate Income Fund, LLC, a related party, for $3,000,000, and ROIOF Series pro-rata share of the principal outstanding is $5,950,000. On August 24, 2023, mortgage note borrower 112 Wilmington PL SE DE, LLC paid off the note with a total remaining principal balance of $8,950,000. The note originally matured on January 31, 2024 and had an interest rate of 10.00%. ROIOF Series received $9,717,429 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves. On September 14, 2023, ROIOF Series paid $3,257,239 to the participant Red Oak Capital Intermediate Income Fund, LLC.

On December 15, 2023, ROIOF Series provided a $5,456,000 senior secured mortgage loan to The Breakers Property Owners, LLC. The mortgage loan holds a total interest rate of 9.50% and matures December 31, 2025. The underlying commercial property is multifamily apartments located in the state of Mississippi.

On December 15, 2023, ROIOF Series entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 15% of a $5,456,000 senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $800,000.

Results of Operations – For the Period Ended December 31, 2022

Set forth below is a discussion of our operating results for the period ended December 31, 2022.

For the year ending December 31, 2022, our total consolidated revenues from operations, including mortgage interest and fees of 15,143,507, and rental income of $213,328, amounted to $15,356,943. Operating expenses for the same period, including bond interest expense of $20,792,918, reversal of provision for credit losses of ($2,807,693), management fees of $3,789,557, organizational fees of $953,260, and rental expenses of $469,509 amounted to $24,050,514. Net loss for the period amounted to $8,024,952.

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ROCF II Series (through its predecessor, ROCF II)

As of December 31, 2022, ROCF II held six senior secured loans, pursuant to which the Company, as the lender, provided $23,866,837 of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 14.2% and maturities ranging from July 2020 to December 2023.

For the year ending December 31, 2022, ROCF II’s total revenues from operations, consisting of mortgage interest and fees of $480,189, and rental income of $186,992, amounted to $667,189. Operating expenses for the same period, including bond interest expense of $4,851,214, reversal of provision for credit losses of ($3,467,693), management fees of $811,926, and rental expenses of $393,693, amounted to $2,752,279. Net loss for the period amounted to $1,639,971.

On January 31, 2022, ROCF II entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest in a senior secured loan with LaRose Hospitality LLC equal to 49% of $4,082,166 to Red Oak Capital Intermediate Income Fund LLC, a Delaware limited liability company for a purchase price of $2,000,261.

On April 26, 2022, ROCF II sold its remaining interest in the mortgage note with LaRose Hospitality LLC equal to 51% of the $4,082,166 senior secured loan to ROIOF . The note originally matured on September 30, 2024 and had an interest rate of 8%. ROCF II received $2,081,905 in proceeds from loan payoff resulting in a full payoff of the loan carrying amount, including all principal and interest.

On September 6, 2022, the hotel located in Livingston, TX, formerly owned by Fleurdelis Hospitality, Inc., was acquired through foreclosure by ROCF II.

On October 28, 2022, the parking lot located in Kansas City, MO, formerly owned by Bravicci, LLC, and acquired through foreclosure on December 7, 2021, was sold to Red Oak Capital Properties, LLC, a related party, for $4,840,000, resulting in a net realized gain of approximately $385,000 to ROCF II.

ROCF IV Series (through its predecessor, ROCF IV)

As of December 31, 2022, ROCF IV held seven senior secured loans, pursuant to which the Company, as the lender, provided $40,269,000 of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 11.5% and maturities ranging from October 2022 to October 2023.

For the year ending December 31, 2022, ROCF IV’s total revenues from operations, consisting of mortgage interest and fees of $4,763,584, and rental income of $26,336, amounted to $4,789,920. Operating expenses for the same period, including bond interest expense of $4,787,224, provision for credit losses of $660,000, and management fees of $864,413 amounted to $6,519,853. Net loss for the period amounted to $1,729,933.

On May 18, 2022, mortgage note borrower 9711 Linkmeadow, LLC paid off its note with a principal balance of $1,162,600. The note originally matured on August 31, 2021 and had an interest rate of 8.0%. ROCF IV received $1,255,255 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On February 1, 2022, ROCF IV accepted an offer of $1.64 million for the 48-unit multifamily property located in Thomaston, GA, formerly owned by West Valley Commons Equity Group, LLC, and acquired through foreclosure on October 5, 2021. The sale of this property closed on May 2, 2022, with net proceeds of approximately $1,547,000 and a realization of the prior year unrealized loss of approximately $91,000.

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ROCF V Series (through its predecessor, ROCF V)

As of December 31, 2022, ROCF V held six senior secured loans, pursuant to which the Company, as the lender, provided $60,696,212 of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 10.0% and maturities ranging from March 2023 to November 2024.

For the year ending December 31, 2022, ROCF V’s total revenues from operations, consisting mostly of mortgage interest and fees, amounted to $5,896,596. Operating expenses for the same period, including bond interest expense of $5,955,585, management fees of $1,158,728, and organizational fees of $466,840, amounted to $7,990,267. Net loss for the period amounted to $2,093,671.

On August 24, 2022, mortgage note borrowers KCSL, LLC and 3592 Procyon, LLC modified off their note holding an original principal balance of $9,000,000 and maturing July 31, 2022. The new note holds a principal balance of $8,700,000, carries a total interest rate of 8.25%, and matures on August 31, 2023.The underlying commercial property is an industrial building located in the state of Nevada. The borrower made a partial principal payment of $1.23 on December 2, 2022.

On October 7, 2022, the borrower 11 Waterview Blvd, LLC was placed in default. The interest rate increased from 10.50% to the default rate 14.50%. The loan was placed in non-accrual status as of March 9, 2023. The underlying commercial property is a commercial office building located in the state of New Jersey.  In 2023, we recorded provision for credit losses of $5.6 million related to this loan.  In March 2024, Red Oak gained possession of the property through a deed in lieu of foreclosure and put it on the market for sale.

ROIOF Series (through its predecessor, ROIOF)

As of December 31, 2022, ROIOF held seven senior secured loans, pursuant to which the Company, as the lender, provided $4,8976,847 of senior secured lending to various borrowers. This set of loans possessed a weighted average interest rate of 10.4% and maturities ranging from February 2023 to May 2024.

For the year ending December 31, 2022, ROIOF’s total revenues from operations, consisting entirely of mortgage interest and fees, amounted to $4,003,238. Operating expenses for the same period, including bond interest expense of $5,197,995, management fees of $954,490, and organizational fees of $486,420 amounted to $6,788,115. Net loss for the period amounted to $2,561,377.

On April 26, 2022, ROIOF entered into a Loan Participation and Servicing Agreement whereby the Company sold a participation interest equal to approximately 8.95% of a $11,175,000 senior secured loan to Red Oak Capital Intermediate Income Fund LLC, a related party and Delaware limited liability company for a purchase price of $1,000,000.

On July 2, 2022, mortgage note borrower Greenbriar Office Park, LLC partially paid off its note with a total principal balance of $1,690,000. The note originally matured on September 30, 2022 and had an interest rate of 10%. ROIOF received $779,133 in proceeds. Later on August 1, 2022, the remaining portion of the loan was paid off with net proceeds of $893,666 from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On August 19, 2022, mortgage note borrower Desert Drive Office Park, LLC paid off its note with a total principal balance of $2,810,000. The note originally matured on September 30, 2022 and had an interest rate of 9%. ROIOF received $2,683,335 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On October 12, 2022, ROIOF provided a $16,250,000 senior secured mortgage loan to Pro Hospitality NineA, LLC, an Arizona limited liability company. The mortgage loan holds a total interest rate of 10% and matures on October 12, 2023. The underlying commercial property is a hotel located in the state of Arizona. On the same day of the closing, the Company sold a Participation Interest to ROCF V Series, a related party, for $7,514,914, and the Company's pro-rata share of the principal outstanding is $8,125,000.

9

Liquidity and Capital Resources

Our principal demands for cash will continue to be for acquisition costs, including the purchase price or principal amount of any property loans, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of the Bonds offering. We intend to acquire additional assets with cash and/or debt.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent upon the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our Bond Service Reserve. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations.

We expect to use debt financing in addition to our Bonds as a source of capital. We have a limit of 25% of the aggregate Bond principal raised on the amount of additional debt that can be employed in the operations of the business.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds from our Bonds offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

ROCF II Series

As of December 31, 2023, ROCF II Series had $44,733,021 of long-term bonds payable, net, and cash on hand of $11,061,753.

The maturity of the ROCF II Series B Bonds is August 1, 2024, reflecting a term of five years following the termination of the bond offering for the Series B Bonds. On April 24, 2024, the Company provided notice of its right to extend the maturity date for an additional six months prior to repayment of the Bonds placing final extended maturity at February 1, 2025. On the same date, management notified investors of an offer to exchange all or a portion of their Series B Bonds, each denominated in $1,000 principal amounts, for our new 9.5% Senior Secured Bonds (Series C Bonds), also denominated $1,000 in principal amounts and having a maturity four years from the date on which applicable the exchange is closed, which is anticipated as July 1, 2024. The exchange is being offered under an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and is being undertaken to avoid the expense and delays associated with a new capital raise and as such we have raised the Bond yield to 9.5% for existing investors who elect to exchange. Today, the general level of interest rates is also higher than when the Series B Bonds were issued.

We also contemplate a capital contribution being received from Red Oak Capital, GP, LLC (“ROCGP”), our sole and managing member, of approximately $10 million that will occur coincident with a capital contribution by White Oak Capital Holdings, LLC, dba Oak Real Estate Partners (“Oak”) in Red Oak Capital Holdings, LLC (“Holdings”), the sole member of ROCGP.  ROCGP is also the sole member of each Series.  Oak currently owns a plurality of the equity of Holdings. The capital contribution by Oak will be funded through third-party investment in Oak. While the timing of this investment and subsequent equity injection into the new Series is not certain, we fully expect it to occur prior to the final maturity of the bonds as extended.

10

ROCF IV Series

As of December 31, 2023, ROCF IV Series had $44,945,127 of long-term bonds payable, net, and cash on hand of $15,725,514.

ROCF V Series

As of December 31, 2023, ROCF V Series had $69,625,049 of long-term bonds payable, net, and cash on hand of $9,141,897.

ROIOF Series

As of December 31, 2023, ROIOF Series had $64,066,934 of long-term bonds payable, net, and cash on hand of $13,719,009.

Trend Information

As of December 31, 2023, all offerings for the Series are closed and, as such, we will no longer issue any additional bonds. We intend to use the net proceeds from the offerings to continue to issue senior secured loans on commercial real estate and thereby increase cash flows.

We continue to see a robust pipeline of loan origination opportunities and we anticipate additional deployment of capital to occur in 2024. As we issue additional senior secured loans on commercial real estate, the Company’s cash flows increase.

ROCF II Series (or its predecessor)

In the first quarter of 2023, one ROCF II Series loan paid off with a carrying value of $2,600,000, and one REO asset was sold to a related party for $5,500,000. In the second quarter of 2023, ROCF II Series closed two new loans with $5,100,000 in combined principal, and one loan was sold to a related party for $4,333,921. In the third quarter of 2023, ROCF II Series closed one new loan with principal of $5,800,000 and one loan paid off with principal of $2,650,000. In the fourth quarter of 2023, ROCF Series II closed two new loans with combined principal of $10,300,000 and sold participation interests in four loans to a related party for $6,441,000 in aggregate. Additionally, one loan with principal of $5,680,000 paid off in the fourth quarter of 2023.

Subsequent to year end 2023 and as of the filing date of this report, ROCF II Series has closed one new loan with principal of $4,550,000 and provided $3.5 million of participation principal in a $15,500,000 loan. Additionally, one loan with principal of $3,760,000 paid off subsequent to year end 2023.

11

ROCF IV Series (or its predecessor)

In the first quarter of 2023, ROCF IV Series did not close any loans, nor did any existing loans pay off. In the second quarter of 2023, two loans with combined principal of $14,900,000 paid off. In the third and fourth quarters of 2023, ROCF IV Series did not close any new loans and no existing loans paid off.

Subsequent to year end 2023 and as of the filing date of this report, ROCF IV Series closed one new loan with principal of $15,500,000, of which, $7,500,000 was syndicated to ROCF II Series, ROCF V Series, and ROIOF Series as participation agreements. Additionally, two loans with aggregate loan principal of $13,619,000 paid off subsequent to year end 2023.

ROCF V Series (or its predecessor)

In the first quarter of 2023, ROCF V Series closed one loan with principal of $6,000,000, of which, $3,000,000 was participated with ROIOF Series, and one borrower paid off the remaining outstanding principal, which was approximately $7,480,000. Additionally, in the first quarter, ROCF V Series sold a $1,800,000 participation interest of an existing $8,300,000 loan to a related party and one loan was placed on non-accrual status.  In the second quarter of 2023, ROCF V closed one loan with principal of $4,500,000, and sold a $1,000,000 participation interest in an existing $8,300,000 loan to a related party. In the third quarter of 2023, one loan paid off with principal of $8,550,000. In the fourth quarter of 2023, ROCF V Series closed one loan with principal of $7,850,000, net of a $750,000 participation interest with a related party.

Subsequent to year end 2023 and as of the filing date of this report, ROCF V Series purchased a $3.0 million participation interest in a $15,500,000 loan.

ROIOF Series (or its predecessor)

In the first quarter of 2023, ROIOF Series acquired a $3,000,000 participation interest in a $6,000,000 loan from ROCF V Series and one loan paid off with principal of $8,950,000, of which, $3,000,000 was participated with a related party. No loans were closed and no loans paid off during the second quarter of 2023. In the third quarter of 2023, two loans paid of with combined principal of $10,480,000, of which, $3,000,000 was participated and repaid to a related party. In the fourth quarter of 2023, ROIOF closed one loan with principal of $4,665,000, net of a $800,000 participation with a related party, and one loan paid off with principal of $5,250,000.

Subsequent to year end 2023 and as of the filing date of this report, ROIOF Series purchased a $1.0 million participation interest in a $15,500,000 loan.

Item 3. Directors and Officers

As of the issuance date of this report, the following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Sponsor	Director/Officer Since
Gary Bechtel	66	Chief Executive Officer*	August 2020
Kevin P. Kennedy	58	Chief Sales and Distribution Officer*	November 2019
Raymond T. Davis	57	Chief Business Development Officer*	November 2019
Paul Cleary	60	President and Chief Operating Officer	March 2022
Thomas McGovern	45	Chief Financial Officer	April 2022
Robert Kaplan	53	Chief Legal Officer and EVP, Corporate Development	March 2023

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

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Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer and a member of the board of managers for our Sponsor.  Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining the Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO).  Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self storage and manufactured housing.  He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Kevin P. Kennedy is a founding partner, Chief Sales and Distribution Officer and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA.  He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Raymond T. Davis is Chief Business Development Officer and a member of the board of managers for our Sponsor. Ray is responsible for the company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused is operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

Paul Cleary is President and Chief Operating Officer for our Sponsor. Paul brings nearly 25 years of national commercial real estate lending experience involving small-balance originations, construction loans, as well as a federally chartered credit union’s national CRE loan portfolio. He most recently served as a Senior Loan Originator for Parkview Financial, a national private mid-market commercial construction lender.  He previously served as Chief Operating Officer for Money360, a national private mid-market commercial real estate lender. His role encompassed the development of lending operations to fuel growth, which included managing loan production growth. Prior to joining Money360, Paul was a founding member and the EVP, National Production Manager for Cherrywood Commercial Lending, a national small balance commercial real estate lender. Paul has held management or production positions with Kinecta Federal Credit Union, Impac Commercial Capital, Hawthorne Savings, Fremont Investment and Loan as well as FINOVA Realty Capital. He earned a master’s degree in Business Administration from the University of California, Irvine, a juris doctor degree (JD) from the University of San Diego School of Law and a bachelors’ degree with a Political Finance concentration from the University of California, Santa Barbara.

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Thomas McGovern is Chief Financial Officer of our Sponsor. Thomas is responsible for leading the financial accounting and reporting function, including supporting the capital raising and investor relations efforts. Thomas previously served as Interim Chief Financial Officer for Veronica’s Insurance, a personal lines property and casualty insurance broker. Prior to that he spent 20 years on Wall Street as an investment banker and equity research analyst, most recently covering non-depository lenders and financial institutions sponsors as an Executive Director at Nomura Securities International. He also advised depository and non-depository lenders as a Vice President at The Royal Bank of Canada Capital Markets, a Vice President at independent advisory firm Cypress Associates and a member of the Global Financial Institutions investment banking group at Morgan Stanley. Thomas had been a sell side equity research analyst at Lehman Brothers covering banks and thrifts for the top ranked Institutional Investor mortgage & specialty finance research group. He earned an MBA from the Darden Graduate School of Business at the University of Virginia and a BA in Economics from Hamilton College where he graduated summa cum laude. Thomas is a Certified Public Accountant (CPA), holds the Chartered Financial Analyst (CFA) designation, and the Series 79 securities license.

Robert R. Kaplan, Jr. serves as Chief Legal Officer and Executive Vice President for Corporate Development for Red Oak Capital Holdings and its affiliate, Oak Real Estate Partners (ROCH-OREP). As Chief Legal Officer, Rob develops and leads the ROCH-OREP corporate legal strategy; works with other executive management team members to formulate and maintain internal audits, corporate compliance programs and general management policies; and oversees delivery of legal services and resources to accomplish corporate goals, strategies and priorities. In his role as Executive Vice President for Corporate Development, Rob works with the companies’ CEO and Chief Strategy Officer to devise and execute capital markets strategy and long-term growth and development plans for ROCH and OREP. A well-regarded expert in the federal JOBS Act, the veteran securities lawyer is also a pioneer and advocate in the revision and revitalization of Regulation A. Throughout his nearly 30-year career, Rob has represented clients and worked in such diverse industries as financial services and products, real estate, technology, professional sports, manufacturing and retail/consumer products. He has completed more than $4 billion worth of securities transactions, including registered and exempt securities offerings, private equity and institutional investment, real estate funds and syndications and REITs, in addition to institutional financings of real estate acquisitions and M&As. He is also well-versed in the placement of alternative investments in the retail, independent broker-dealer and registered investment advisor market. Highly regarded as an expert on the JOBS Act and the revision and revitalization of Regulation A, Rob has worked with Congress on the adoption of Title IV, including testifying before the U.S. Senate Banking Committee on Regulation A’s impact on the lower middle market and the alternatives industry. He has also worked with the Securities and Exchange Commission’s Office of Small Business Policy and the Division of Corporation Finance on rules for implementation of Regulation A. Recognized in the Best Lawyers in America within his fields each year since 2013, Rob was also selected as the 2022 “Lawyer of the Year” by Best Lawyers® for leveraged buyouts and private equity law. From 2012 to 2016, the Governor of the Commonwealth of Virginia called on Rob to serve on the Virginia Board of Housing and Community Development. Rob received his J.D. from the College of William & Mary’s Marshall-Wythe School of Law. He operates out of the firms’ Charlotte, NC office, reporting directly to the CEO.

Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

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Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership**	Percent of Class
Common Units	Red Oak Capital Holdings, LLC	6,000	100	% (1)
Common Units	Gary Bechtel	1,149	59.58	% (2)
Common Units	Kevin Kennedy	1,659	27.65%
Common Units	Raymond Davis	766	53.19	% (3)
Common Units	White Oak Capital Holdings, LLC	2,425	40.42	% (4)
Common Units	All Executives and Managers	6,000	59.57%

_________________

* Unless otherwise noted above, the address of the persons and entities listed in the table is c/o 5925 Carnegie Boulevard, Suite 110, Charlotte, North Carolina 28209.

** For Messrs. Bechtel, Kennedy and Davis, indicates ownership of the Company through ownership in Red Oak Capital Holdings, LLC which owns 100% of the Common Units of the Company.

(1) Common Units issued to Red Oak Capital Holdings, LLC as consideration for a capital commitment of $1,500,000, which may be called at times and in amounts in the discretion of the Manager.

(2) Includes (i) 19.17% of Red Oak Capital Holdings, LLC’s interests, which holds 100% of the interests of the Company, and; (ii) 100% of White Oak Capital Holdings, LLC’s 40.42% interest, which Mr. Bechtel as a “control person,” is deemed to beneficially own.

(3) Includes (i) 12.77% of Red Oak Capital Holdings, LLC’s interests, which holds 100% of the interests of the Company, and (ii) 100% of White Oak Capital Holdings, LLC’s 40.42% interest, which Mr. Davis as a “control person,” is deemed to beneficially own.

(4)  Messrs. Bechtel and Davis each individually own 35.80% of the voting interests in White Oak Capital Holdings, LLC.

Item 5. Interest of Management and Others in Certain Transaction

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements

Item 6. Other Information

None.

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Item 7. Financial Statements

RED OAK CAPITAL FUND SERIES, LLC

(and ROCF II Series, ROCF IV Series, ROCF V Series and ROIOF Series

and their respective predecessors

FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2023 AND 2022

16

Red Oak Capital Fund Series, LLC and predecessors
Contents

Independent Auditor's Report	18

Financial Statements

Balance Sheets	20-21

Statements of Operations	22-23

Statements of Changes in Member's Capital	24

Statements of Cash Flows	25-26

Notes to Financial Statements	27-41

17

Independent Auditor's Report

To the Member

Red Oak Capital Fund Series, LLC

Opinion

We have audited the consolidated financial statements of Red Oak Capital Fund Series, LLC (the “Company”) and the consolidating financial statements of ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series, (collectively, the “Series Funds”), which comprise the consolidated and consolidating balance sheets as of December 31, 2023, and the related consolidated and consolidating statements of operations, changes in member’s capital and cash flows for the year then ended, and the related notes to the consolidated and consolidating financial statements.

In our opinion, the accompanying consolidated and consolidating financial statements present fairly, in all material respects, the financial position of the Company and the Series Funds as of December 31, 2023, and the results of their operations, and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America ("GAAS").  Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated and Consolidating Financial Statements section of our report. We are required to be independent of the Company and the Series Funds and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Change in Reporting Entity

As discussed in Note 1 to the consolidated financial statements, the Company and the Series Funds were under common control prior to the Company’s ownership of the Series Funds, resulting in the presentation of the consolidation of the Company and Series Funds as of the earliest period presented. Our opinion is not modified with respect to this matter.

Other Matter

The accompanying consolidated balance sheet of the Company as of December 31, 2022, and the related consolidated statements of income and cash flows for the year then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them. The financial statements of the predecessors to ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series, for the year ended December 31, 2022, before the consolidation described in Note 1, were audited by another auditor whose reports dated May 8, 2023, June 1, 2023, May 1, 2023, July 21, 2023, respectively, expressed unmodified opinions on those statements.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company and the Series Funds will continue as going concerns. As discussed in Note 2 to the consolidated and consolidating financial statements, ROCF II Series has suffered recurring losses from operations, has a net capital deficiency, and has bonds payable coming due, which raise substantial doubt about ROCF II Series ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated and consolidating financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated and Consolidating Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated and consolidating financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and consolidating financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and consolidating financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company and each Series Funds ability to continue as a going concern for one year after the date that the consolidated and consolidating financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Consolidated and Consolidating Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and consolidating financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and consolidating financial statements.

18

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated and consolidating financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and consolidating financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and consolidating financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s and the Series Funds’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

Baltimore, Maryland

April 30, 2024

19

Red Oak Capital Fund Series, LLC and predecessors

Balance Sheets

December 31, 2023

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Eliminations	Consolidated

Assets

Current assets:
Cash and cash equivalents	$11,061,753	$15,725,514	$9,141,897	$13,719,009	$-	$49,648,173
Mortgage loans receivable, held for investment, net	19,365,443	25,273,359	46,020,952	46,145,686	-	136,805,440
Loan interest receivable	479,611	913,553	1,537,597	167,433	-	3,098,194
Accrued paid-in-kind interest	82,925	1,375,691	1,212,550	1,170,126	-	3,841,292
Due from other	-	-	-	289,243	(289,243)	-
Total current assets	30,989,732	43,288,117	57,912,996	61,491,497	(289,243)	193,393,099

Long-term assets:
Mortgage loans receivable, held for investment, net	6,687,349	-	7,811,332	4,610,437	-	19,109,118
Other assets	61,600	-	-	-	-	61,600

Total assets	$37,738,681	$43,288,117	$65,724,328	$66,101,934	$(289,243)	$212,563,817

Liabilities and Member's Deficit

Current liabilities:
Participation loans payable	$5,069,000	$-	$5,067,000	$3,000,261	$-	$13,136,261
Loan interest payable	76,971	-	76,256	56,255	-	209,482
Loan interest reserves	2,019,629	740,924	1,362,237	1,147,669	-	5,270,459
Loan construction reserves	3,257,110	1,014,871	1,662,304	1,426,346	-	7,360,631
Bond interest payable	961,605	966,602	1,382,003	1,373,114	-	4,683,324
Due to affiliates	797,278	-	-	-	-	797,278
Accrued expenses	22,545	7,500	7,500	7,500	-	45,045
Due to related parties	-	-	289,243	-	(289,243)	-
Total current liabilities	12,204,138	2,729,897	9,846,543	7,011,145	(289,243)	31,502,480

Long-term liabilities:
Bonds payable, net	44,733,021	44,945,127	69,625,049	64,066,934	-	223,370,131
Participation loans payable	1,372,000	-	-	-	-	1,372,000
Total long-term liabilities	46,105,021	44,945,127	69,625,049	64,066,934	-	224,742,131

Member's deficit	(20,570,478)	(4,386,907)	(13,747,264)	(4,976,145)	-	(43,680,794)

Total liabilities and member's deficit	$37,738,681	$43,288,117	$65,724,328	$66,101,934	$(289,243)	$212,563,817

20

Red Oak Capital Fund Series, LLC and predecessors

Balance Sheets

December 31, 2022

	Predecessor of	Predecessor of	Predecessor of	Predecessor of	(Unaudited)
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated

Assets

Current assets:
Cash and cash equivalents	$6,655,557	$4,976,492	$16,646,241	$20,200,487	$48,478,777
Mortgage loans receivable, held for investment, net	10,438,873	39,460,508	56,043,485	37,706,655	143,649,521
Loan interest receivable	150,708	714,677	422,412	352,899	1,640,696
Accrued paid-in-kind interest	-	1,666,913	707,083	635,513	3,009,509
Due from other	57,323	67,690	45,000	3,658	173,671
Property - held for sale, net	3,900,000	-	-	-	3,900,000
Total current assets	21,202,461	46,886,280	73,864,221	58,899,212	200,852,174

Long-term assets:
Mortgage loans receivable, held for investment, net	9,527,500	-	4,194,509	10,886,787	24,608,796
Loan interest receivable	958,450	-	-	-	958,450
Other assets	61,600	-	-	-	61,600
Total long-term assets	10,547,550	-	4,194,509	10,886,787	25,628,846

Total assets	$31,750,011	$46,886,280	$78,058,730	$69,785,999	$226,481,020

Liabilities and Member's Deficit

Current liabilities:
Participation loans payable	-	$-	$1,000,000	$1,000,000	$2,000,000
Loan interest payable	-	-	44,906	-	44,906
Bonds payable, net	-	2,216,190	-	-	2,216,190
Loan interest reserves	1,178,613	1,417,170	1,975,447	1,706,558	6,277,788
Loan construction reserves	4,341,649	1,473,607	4,687,926	6,453,225	16,956,407
Bond interest payable	974,674	1,005,506	1,390,873	1,307,431	4,678,484
Due to related parties	243,156	215,163	102,288	22,274	582,881
Bond proceeds received in advance	-	-	-	65,000	65,000
Other current liabilities	282,790	-	388,644	36,520	707,954
Total current liabilities	7,020,882	6,327,636	9,590,084	10,591,008	33,529,610

Long-term liabilities:
Bonds payable, net	44,485,097	44,454,681	68,954,205	61,697,363	219,591,346
Participation loans payable	-	-	4,067,000	2,000,261	6,067,261
Total long-term liabilities	44,485,097	44,454,681	73,021,205	63,697,624	225,658,607

Member's deficit	(19,755,968)	(3,896,037)	(4,552,559)	(4,502,633)	(32,707,197)

Total liabilities and member's deficit	$31,750,011	$46,886,280	$78,058,730	$69,785,999	$226,481,020

21

Red Oak Capital Fund Series, LLC and predecessors

Statements of Operations

December 31, 2023

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Eliminations	Consolidated

Revenue:
Mortgage interest income	$1,263,517	$3,950,377	$4,745,514	$7,053,295	$-	$17,012,703
Paid-in-kind interest income	209,066	597,487	684,092	862,056	-	2,352,701
Other income	2	-	-	-	-	2
Total revenue	1,472,585	4,547,864	5,429,606	7,915,351	-	19,365,406

Expenses:
Bond interest expense	4,740,869	$4,613,807	6,680,114	6,500,611	-	22,535,401
Provision for credit losses (benefit)	(2,779,000)	(660,000)	6,052,000	60,000	-	2,673,000
Participation interest expense	76,971	-	319,608	352,520	-	749,099
Management fees	797,278	836,763	1,288,424	1,175,780	-	4,098,245
Management acquisition fees	80,500	-	-	-	-	80,500
Management disposition fees	-	149,000	160,212	155,700	-	464,912
Organization fees	-	-	-	42,860	-	42,860
Rental expenses	109,559	578	-	-	-	110,137
General and administrative	114,813	102,586	126,353	104,392	-	448,144
Total expenses	3,140,990	5,042,734	14,626,711	8,391,863	-	31,202,298

Other income (expense)
Realized gain (loss)	$(763,405)	$-	$-	$-	$-	$(763,405)
Realized gain (loss) on extinguishment of debt	17,300	4,000	2,400	3,000	-	26,700
Total other income (expense)	(746,105)	4,000	2,400	3,000	-	(736,705)

Net income (loss)	$(2,414,510)	$(490,870)	$(9,194,705)	$(473,512)	$-	$(12,573,597)

22

Red Oak Capital Fund Series, LLC and predecessors

Statements of Operations

December 31, 2022

	Predecessor of	Predecessor of	Predecessor of	Predecessor of	(Unaudited)
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated

Revenue:
Mortgage interest income	$480,189	$3,804,727	$5,022,554	$3,362,796	$12,670,266
Paid-in-kind interest income	-	958,857	873,942	640,442	2,473,241
Rental income	186,992	26,336	-	-	213,328
Other income	8	-	100	-	108
Total revenue	667,189	4,789,920	5,896,596	4,003,238	15,356,943

Expenses:
Bond interest expense	4,851,214	4,787,224	5,955,585	5,197,995	20,792,018
Provision for credit losses (benefit)	(3,467,693)	660,000	-	-	(2,807,693)
Participation interest expense	-	-	51,156	15,752	66,908
Management fees	811,926	864,413	1,158,728	954,490	3,789,557
Management acquisition fees	40,750	-	-	-	40,750
Management disposition fees	-	47,189	266,318	45,000	358,507
Organization fees	-	-	466,840	486,420	953,260
Rental expenses	393,693	75,816	-	-	469,509
General and administrative	122,389	85,211	91,640	88,458	387,698
Total expenses	2,752,279	6,519,853	7,990,267	6,788,115	24,050,514

Other income (expense)
Realized gain (loss)	$385,119	$-	$-	$-	$385,119
Realized gain (loss) on extinguishment of debt	60,000	-	-	223,500	283,500
Total other income (expense)	445,119	-	-	223,500	668,619

Net income (loss)	$(1,639,971)	$(1,729,933)	$(2,093,671)	$(2,561,377)	$(8,024,952)

23

Red Oak Capital Fund Series, LLC and predecessors

Statements of Changes in Member’s Capital

					(2022 Unaudited)
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated

Member's deficit, January 1, 2022	$(18,115,997)	$(2,166,104)	$(2,458,888)	$(1,941,256)	$(24,682,245)

Net income (loss)	(1,639,971)	(1,729,933)	(2,093,671)	(2,561,377)	(8,024,952)

Member's deficit, January 1, 2023	(19,755,968)	(3,896,037)	(4,552,559)	(4,502,633)	(32,707,197)

Deemed contributions	1,600,000	-	-	-	1,600,000

Net income (loss)	(2,414,510)	(490,870)	(9,194,705)	(473,512)	(12,573,597)

Member's deficit, December 31, 2023	$(20,570,478)	$(4,386,907)	$(13,747,264)	$(4,976,145)	$(43,680,794)

24

Red Oak Capital Fund Series, LLC and predecessors

Statements of Cash Flows

December 31, 2023

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated

Cash flows from operating activities:
Net loss	$(2,414,510)	$(490,870)	$(9,194,705)	$(473,512)	$(12,573,597)

Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Realized gain (loss)	763,405	-	-	-	763,405
Realized gain (loss) on extinguishment of debt	-	(4,000)	(2,400)	(3,000)	(9,400)
Accretion of loan origination income	(255,006)	(52,851)	(506,752)	(508,443)	(1,323,052)
Amortization of debt issuance costs	877,924	679,256	1,136,845	1,020,148	3,714,173
Provision for credit losses (benefit)	(2,779,000)	(660,000)	6,052,000	60,000	2,673,000
Change in other operating assets and liabilities:
Net change in loan interest receivable	629,547	(198,876)	(1,115,185)	185,466	(499,048)
Net change in accrued paid-in-kind interest	(82,925)	291,222	(505,467)	(534,613)	(831,783)
Net change in due from other	57,323	67,690	45,000	(285,585)	(115,572)
Net change in loan interest payable	76,971	-	31,350	56,255	164,576
Net change in bond interest payable	(13,069)	(38,904)	(8,870)	65,683	4,840
Net change in bond proceeds received in advance	-	-	-	(65,000)	(65,000)
Net change in due to related parties	(243,156)	(215,163)	186,955	(22,274)	(293,638)
Net change in other current liabilities	(282,790)	-	(388,644)	(36,520)	(707,954)
Net change in due to affiliates	797,278	-	-	-	797,278
Net change in accrued expenses	22,545	7,500	7,500	7,500	45,045

Net cash provided by (used in) operating activities	(2,845,463)	(614,996)	(4,262,373)	(533,895)	(8,256,727)

Cash flows from investing activities:
Mortgage notes issued	(24,704,029)	-	(17,960,750)	(17,320,440)	(59,985,219)
Mortgage notes repaid	15,051,615	14,900,000	18,821,212	15,606,202	64,379,029
Mortgage notes sold	6,600,000	-	-	-	6,600,000
Mortgage note participations	6,441,000	-	-	-	6,441,000
Loan interest reserves	841,017	(676,246)	(613,211)	(558,889)	(1,007,329)
Loan construction reserve additions	4,877,084	1,006,088	1,154,424	4,612,153	11,649,749
Loan construction reserve drawdowns	(5,961,623)	(1,464,824)	(4,180,046)	(9,639,032)	(21,245,525)
Proceeds from sale of property - held for sale	3,136,595	-	-	-	3,136,595

Net cash provided by (used in) investing activities	6,281,659	13,765,018	(2,778,371)	(7,300,006)	9,968,300

Cash flows from financing activities:
Deemed contributions	1,600,000	-	-	-	1,600,000
Proceeds from Bonds	-	-	-	2,143,000	2,143,000
Payment of debt issuance costs	-	-	-	(185,577)	(185,577)
Redemptions of Bonds	(630,000)	(2,401,000)	(463,600)	(605,000)	(4,099,600)

Net cash provided by (used in) financing activities	970,000	(2,401,000)	(463,600)	1,352,423	(542,177)

Net change in cash and cash equivalents	4,406,196	10,749,022	(7,504,344)	(6,481,478)	1,169,396

Cash and cash equivalents, beginning of period	6,655,557	4,976,492	16,646,241	20,200,487	48,478,777

Cash and cash equivalents, end of period	$11,061,753	$15,725,514	$9,141,897	$13,719,009	$49,648,173

Supplemental disclosure of cash flow information:
Interest paid	$3,875,108	$3,973,455	$5,552,137	$5,414,782	$18,815,482

25

Red Oak Capital Fund Series, LLC and predecessors

Statements of Cash Flows

December 31, 2022

	Predecessor of	Predecessor of	Predecessor of	Predecessor of	(Unaudited)
	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated

Cash flows from operating activities:
Net income (loss)	$(1,639,971)	$(1,729,933)	$(2,093,671)	$(2,561,377)	$(8,024,952)

Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Realized (gain) loss on sale of property held for sale, net	(385,119)	-	-	-	(385,119)
Gain on debt extinguishment	(60,000)	-	-	-	(60,000)
Accretion of loan origination income	(2,536)	(569,910)	(699,172)	(444,652)	(1,716,270)
Amortization of debt issuance costs	920,028	753,600	984,845	745,308	3,403,781
Provision for loan losses	(3,467,693)	660,000	-	-	(2,807,693)
Change in other operating assets and liabilities:
Net change in loan interest receivable	231,433	(206,687)	(179,959)	(352,899)	(508,112)
Net change in accrued paid-in-kind interest	-	(920,006)	(385,164)	(560,878)	(1,866,048)
Net change in due from related parties	-	-	-	(3,658)	(3,658)
Net change in due from other	(57,323)	22,195	(44,160)	-	(79,288)
Net change in prepaid bond interest	-	-	(40,012)	-	(40,012)
Net change in bond interest payable	(13,260)	(20,826)	548,066	595,891	1,109,871
Net change in due to managing member	228,562	215,163	86,749	20,221	550,695
Net change in bond proceeds received in advance	-	-	(110,000)	(503,000)	(613,000)
Net change in other current liabilities	282,790	-	388,644	27,620	699,054

Net cash provided by (used in) operating activities	(3,963,089)	(1,796,404)	(1,543,834)	(3,037,424)	(10,340,751)

Cash flows from investing activities:
Mortgage notes issued	(8,691,152)	(11,177,358)	(38,766,500)	(28,838,680)	(87,473,690)
Mortgage notes repaid	12,502,168	3,162,600	19,485,725	4,525,319	39,675,812
Mortgage note participations	-	-	-	-	-
Loan interest reserves	(13,523)	44,759	(1,793,173)	658,966	(1,102,971)
Loan construction reserve additions	3,267,473	2,983,706	4,524,352	6,806,494	17,582,025
Loan construction reserve drawdowns	(998,683)	(2,452,577)	(5,682,088)	(3,976,140)	(13,109,488)
Proceeds from sale of property - held for sale	4,846,151	1,547,040	-	-	6,393,191

Net cash provided by (used in) investing activities	10,912,434	(5,891,830)	(22,231,684)	(20,824,041)	(38,035,121)

Cash flows from financing activities:
Proceeds from Bonds	-	-	23,342,000	27,528,000	50,870,000
Payment of debt issuance costs	-	-	(1,987,674)	(2,406,589)	(4,394,263)
Redemptions of Bonds	(564,000)	(1,010,000)	(792,000)	(1,490,000)	(3,856,000)

Net cash provided by (used in) financing activities	(564,000)	(1,010,000)	20,562,326	23,631,411	42,619,737

Net change in cash and cash equivalents	6,385,345	(8,698,234)	(3,213,192)	(230,054)	(5,756,135)

	270,212	13,674,726	14,792,433	20,430,541	49,167,912

	$6,655,557	$4,976,492	$11,579,241	$20,200,487	$43,411,777

Supplemental disclosure of cash flow information:
Interest paid	$3,945,325	$4,055,651	$4,422,674	$3,904,310	$16,327,960

26

Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

1. Organization

Red Oak Capital Fund Series, LLC, (the “Series LLC”) is a Delaware limited liability company that originates senior loans collateralized by commercial real estate in the United States of America. The Series LLC’s plan is to originate, acquire, and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests in the Series LLC.

The Series LLC was formed on September 18, 2023, and on September 29, 2023, certain of its series (ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series), succeeded by merger, respectively, to the business and operations of Red Oak Capital Fund II, LLC (“ROCF II”), Red Oak Capital Fund IV, LLC (“ROCF IV”), Red Oak Capital Fund V, LLC (“ROCF V”), and Red Oak Income Opportunity Fund, LLC (ROIOF). ROCF II, ROCF IV, ROCF V, and ROIOF, were all separate Delaware limited liability companies. The Series LLC’s term is indefinite. The net assets of the predecessor companies did not change as a result of the merger. Prior to the merger, ROCF II, ROCF IV, ROCF V, and ROIOF were all under common ownership and control. The financial statements are presented as if the merger occurred at the beginning of the reporting period.

ROCF II formed on April 25, 2017 and commenced operations on November 16, 2018. ROCF II raised a maximum of $50 million of Series A Bonds and Series B Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The minimum offering requirement of $2 million was achieved and an initial closing was held on November 16, 2018 whereby the initial offering proceeds were released from escrow.

ROCF IV formed on October 31, 2019 and commenced operations on February 21, 2020. ROCF IV raised $50 million of Series A, B, Ra, and Rb Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

ROCF V formed on March 23, 2020 and commenced operations on September 23, 2020. ROCF V raised a maximum of $75 million of Series A Bonds, Series A R-bonds, Series B Bonds, and Series B R-Bonds (collectively the “Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

ROIOF was formed on February 28, 2020 and commenced operations on September 23, 2020. ROIOF is raising a maximum of $150 million of CORE Bonds, CORE R-bonds, CORE 21 Bonds, CORE 21 R-Bonds, CORE 22 Bonds, CORE 22 R-Bonds and SI Bonds, with two options to raise an additional $150 million each for a total of $450 million, pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended.

2. Significant accounting policies

Basis of presentation

The financial statements of the Series LLC have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

The financial statements include the accounts of the Series LLC and its series, ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series and their respective predecessors ROCF II, ROCF IV, ROCF V, and ROIOF. All intercompany balances and transactions have been eliminated in consolidation.

27

Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

2. Significant accounting policies (continued)

Going Concern and management's plans

During the year ended December 31, 2023, the Series Funds held significant undeployed capital which resulted in net operating losses due to the negative spread between the yield on interest earning assets and the cost of capital. We expect this was due to issues with price discovery in a rising rate environment. Through the date of this report, the Series Funds, accounting for loans scheduled to close in the next three months, have deployed substantially all of their capital into senior secured loans. In addition, we are in active discussions with lending institutions to provide a line of credit for the Series Funds that will enhance yields by use of modest leverage. We anticipate this will generate materially higher revenue and net income for the Series Funds in current and future periods which will mitigate their negative equity position going forward.

ROCF II Series

The maturity of the ROCF II Series B Bonds is August 1, 2024, reflecting a term of five years following the termination of the bond offering for the Series B Bonds.

On April 24, 2024, the Company provided notice of its right to extend the maturity date for an additional six months prior to repayment of the Bonds placing final extended maturity at February 1, 2025. On the same date, management notified investors of an offer to exchange all or a portion of their Series B Bonds, each denominated in $1,000 principal amounts, for our new 9.5% Senior Secured Bonds (Series C Bonds), also denominated $1,000 in principal amounts and having a maturity four years from the date on which applicable the exchange is closed, which is anticipated as July 1, 2024. The exchange is being offered under an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and is being undertaken to avoid the expense and delays associated with a new capital raise and as such we have raised the Bond yield to 9.5% for existing investors who elect to exchange. Today, the general level of interest rates is also higher than when the Series B Bonds were issued.

We also contemplate a capital contribution being received from Red Oak Capital, GP, LLC (“ROCGP”), our sole and managing member, of approximately $12 million that will occur coincident with a capital contribution by White Oak Capital Holdings, LLC, dba Oak Real Estate Partners (“Oak”) in Red Oak Capital Holdings, LLC (“Holdings”), the sole member of ROCGP.  ROCGP is also the sole member of each Series.  Oak currently owns a plurality of the equity of Holdings. The capital contribution by Oak will be funded through a third party investment in Oak. While the timing of this investment and subsequent equity injection into the new Series is not certain, we fully expect it to occur prior to the final maturity of the bonds as extended.

These uncertainties, along with net operating losses, negative capital, and the B bonds coming due, raise substantial doubt about the ROCF II Series ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of estimates

The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. The Managing Member believes the estimates utilized in preparing the Series LLC’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Series LLC's financial statements.

Fair value – hierarchy of fair value

In accordance with FASB ASC 820, Fair Value Measurement, the Series LLC discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820 provides three levels of the fair value hierarchy as follows:

28

Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

2. Significant accounting policies (continued)

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Series LLC has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Series LLC’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Restricted cash represents cash held in escrow for the benefit of the Series LLC’s bondholders for the payment of the debt service obligation.

Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations.

Property - held for sale

Property – held for sale represents foreclosed properties that are initially recorded at lower of cost or fair value less estimated costs to sell establishing a new cost basis. Physical possession of commercial real estate property collateralizing a commercial mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. If fair value declines subsequent to foreclosure, a valuation allowance will be created and expensed as an unrealized loss.

Mortgage loans receivable

Mortgage loans receivable are classified as held for investment based on the Series LLC’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal net of deferred origination fees and costs, and any allowance for credit losses. The Series LLC’s mortgage loans receivable consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Series LLC’s mortgage loans receivable have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

29

Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

2. Significant accounting policies (continued)

Loan participations

The Series LLC sells loan participations, to affiliated funds and other funds, in certain loans which it originates. The Series LLC follows the guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 860, Transfers and Servicing. Based on this guidance participations in loans that do not meet the true-sale criteria are treated as secured financings for financial reporting purposes. Accordingly, the full amount of the loans with participations and the pledged loans are reflected as assets, the interest thereon is recorded by the Series LLC as income, and the participants’ share of the loans are reflected as secured borrowings with interest expense recorded by the Series LLC on such participations.

Allowance for credit losses

The Series LLC recognizes an allowance for credit losses for financial assets carried at amortized cost to present the net amount expected to be collected as of the balance sheet date. Such allowance will be based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on the Series LLC’s expectations as of the balance sheet date.

The Series LLC utilizes a loss rate approach in determining its lifetime expected credit losses on its loans held for investment. This method is used for calculating an estimate of losses based on management and the Series LLC’s expertise in the commercial real estate bridge lending space and is comprised of an estimate of the probability of default of a given loan and the expectation of total loss, including costs to remediate and/or sell, in the event of such default. In determining its loss rates, the Series LLC uses a multi-factor model to ascertain the likelihood of a borrower experiencing distress and going into default and quantifies a potential loss based on the carrying value of the underlying collateral on its balance sheet in relation to its fair value as determined by the most recent appraisal on an “as-is” basis less selling costs.

Credit Quality Indicators

The Series LLC analyzes the loans in its portfolio based on the internal credit risk grading process pursuant to CECL (as defined below). Internal credit risk grading process includes an ongoing process that evaluates, among other things: (i) the borrower’s ability to repay; (ii) the underlying collateral; (iii) the risk inherent to a particular commercial real estate sector; and (iv) the risk endemic to the market and geography in which the borrower operates.

The Series LLC assigns weights to a number of standard risk factors that apply across the portfolio. The weightings are based on management’s experience in the bridge lending credit market and have been specifically tailored to the offered loan products. These include loan to value (LTV), sector risk, market risk, sponsor risk and debt service coverage ratio (DSCR). In addition, subjective risk factors, including borrower past performance, borrower management / business plan performance, macroeconomic trends and other relevant facts or trends are analyzed in conjunction with standard factors to provide enhancement or diminution to the credit profile of the loan.

This analysis provides for a stratification of the loan portfolio across the following internal grades:

1.	Prime – minimal probability of default
2.	Pass – low probability of default
3.	Low pass – material probability of default
4.	Watch – significant probability of default
5.	Special mention – substantial probability of default
6.	Substandard – more likely than not probability of default
7.	Doubtful – highly likely probability of default
8.	Default / loss – defaulted / expected to default

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

2. Significant accounting policies (continued)

Revenue recognition and accounts receivable

Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income is recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain. Four loans were on nonaccrual status at December 31, 2023 and 2022.

The Series LLC will place a loan on non-accrual status for financial accounting purposes on the same date the loan is put into default status. A loan will formally go into default when an event of default has occurred as defined in the loan agreement, a notice of default has been sent to the borrower, and the borrower has not cured the default within the allotted period provided in the notice of default. Exceptions to the non-accrual policy may be made when the collateral value significantly exceeds the outstanding principal and accrued interest of the loan. Additionally, when the nature of the default does not materially impact the likelihood of collection, management may determine that non-accrual status is not appropriate.

Loan origination income is amortized over the life of the mortgage loan receivable using the interest method and is reflected as a direct deduction from the related mortgage loans receivable in the accompanying balance sheet. Accretion of loan origination income totaled $1,486,009 and $1,716,270 for the years ended December 31, 2023 and 2022, respectively, and is included in interest income in the accompanying statements of operations. The Series LLC had gross mortgage loans receivable of $163,694,995 and $173,808,896 million, presented net of $710,586 and $1,150,579 million of unamortized deferred loan origination income and $7,073,000 and $4,400,000 million of loan loss reserves at December 31, 2023 and 2022, respectively.

Accrued Interest Receivable

The Series LLC elected to present the accrued interest receivable balance separately in its balance sheet from the amortized cost of the loan. Accrued interest receivable was $6,939,486 and $5,608,655 and accrued interest payable was $209,482 and $44,906 as of December 31, 2023 and 2022 relating to loans and participation loans payable, respectively.

Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgement as to the collectability of principal. In addition, it will be necessary to consider if any previously accrued interest should be reversed. Write-off of accrued interest receivables is recognized by reversing interest income. The Series LLC wrote off $160,358 and $37,609 of loan accrued interest receivables during the year ended December 31, 2023 and 2022, respectively.

Bonds payable

Series LLC-issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Series LLC’s mortgage loans receivable at fair value.

Income taxes

The Series LLC is a single member limited liability company (LLC) and, as such, is a disregarded entity for income tax purposes and not subject to income taxes, and does not file a tax return. Accordingly, these financial statements do not reflect a provision for income taxes and the Company has no other tax positions which must be considered for disclosure.

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

2. Significant accounting policies (continued)

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Series LLC is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Series LLC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Series LLC has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Series LLC (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Adoption of Accounting Standards

On January 1, 2023, the Series LLC adopted Accounting Standards Update No, 2016-13, Measurement of Credit Losses on Financial Instruments, commonly referred to as the Current Expected Credit Loss model or “CECL”, and its related amendments using the prospective method. The new standard changes the impairment model for most financial assets that are measured at amortized cost from an incurred loss model to an expected loss model and adds certain new required disclosures. Under the expected loss model, entities will recognize credit losses to be incurred over the entire contractual term of the instrument rather than delaying recognition of credit losses until it is probable the loss has been incurred. In accordance with ASC 326, the Series LLC evaluates certain criteria, including probability of borrower default and the fair value of the underlying collateral to determine the appropriate allowance for credit losses. As a result of the adoption of ASC 326, the Series LLC recorded no cumulative adjustment to its January 1, 2023 opening balance of member capital. There were no prior period adjustments related to the adoption of ASC 326.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3. Mortgage loans receivable

The Series LLC earned and accrued $17,012,703 of mortgage loan interest income, $2,352,701 in PIK interest income, and $749,099 of participation interest expense during the year ended December 31, 2023. The Series LLC earned and accrued $12,670,266 of mortgage loan interest income, $2,473,241 in PIK interest income, and $66,908 of participation interest expense during the year ended December 31, 2022.

Mortgage loans receivable at December 31, 2023 consisted of the following:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Mortgage loans receivable	$26,052,792	$25,273,359	$53,832,284	$50,756,123	$155,914,558
Participation loans payable	$6,441,000	$-	$5,067,000	$3,000,261	$14,508,261
Loan count	7	5	6	6	24
Weighted average interest rate	12.07%	9.50%	9.66%	8.89%	9.72%
Weighted average paid-in-kind interest rate	1.22%	2.22%	1.74%	1.55%	1.68%
Maturity Range	September 6, 2020 to November 30, 2025	August 9, 2023 to May 1, 2024	March 31, 2023 to December 31, 2025	January 1, 2024 to December 31, 2025	September 6, 2020 to December 31, 2025

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

3. Mortgage loans receivable (continued)

Mortgage loans receivable at December 31, 2022 consisted of the following:

	ROCF II	ROCF IV	ROCF V	ROIOF	(Unaudited) Consolidated
Mortgage loans receivable	$19,966,373	$39,460,508	$60,237,994	$48,593,442	$168,258,317
Participation loans payable	$-	$-	$5,067,000	$3,000,261	$8,067,261
Loan count	6	7	6	7	26
Weighted average interest rate	13.61%	8.76%	8.28%	8.64%	9.26%
Weighted average paid-in-kind interest rate	0.57%	2.76%	1.74%	1.72%	1.82%
Maturity Range	July 30, 2020 to December 28, 2023	October 31, 2022 to October 5, 2023	March 31, 2023 to November 8, 2024	February 28, 2023 to May 30, 2024	July 30, 2020 to November 8, 2024

The below table summarizes the aging of mortgage loans receivable at December 31, 2023:

	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
0-30 Days	$21,200,000	$19,910,000	$37,400,000	$50,973,495	$129,483,495
31-60 Days	-	-	-	-	-
61-90 Days	-	-	8,125,000	-	8,125,000
90+ Days	6,127,500	5,459,000	14,500,000	-	26,086,500
Total	$27,327,500	$25,369,000	$60,025,000	$50,973,495	$163,694,995

The below table summarizes the allowance for credit losses for the years ended December 31, 2022 and 2023:

	ROCF II Series or Predecessor	ROCF IV Series or Predecessor	ROCF V Series or Predecessor	ROIOF Series or Predecessor	(2022 Unaudited) Consolidated
January 1, 2022 Balance	$9,780,000	$-	$-	$-	$9,780,000
Increases	1,040,000	660,000	-	-	1,700,000
Decreases	(7,080,000)	-	-	-	(7,080,000)
December 31, 2022 Balance	3,740,000	660,000	-	-	4,400,000
Increases	731,000	100,000	7,012,000	60,000	7,903,000
Decreases	(3,510,000)	(760,000)	(960,000)	-	(5,230,000)
December 31, 2023 Balance	$961,000	$-	$6,052,000	$60,000	$7,073,000

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

3. Mortgage loans receivable (continued)

The below table summarizes mortgage loans receivable by credit quality indicators at December 31, 2023:

Indicator	ROCF II Series	ROCF IV Series	ROCF V Series	ROIOF Series	Consolidated
Prime	$3,765,000	$13,598,600	$-	$-	$17,363,600
Pass	-	-	-	-	-
Low pass	10,582,843	3,239,107	10,806,236	11,625,985	36,254,171
Watch	10,132,449	2,495,652	12,546,191	30,179,827	55,354,119
Special mention	-	-	7,722,231	8,950,311	16,672,542
Substandard	-	5,940,000	12,867,626	-	18,807,626
Doubtful	-	-	-	-	-
Default/loss	1,572,500	-	9,890,000	-	11,462,500
Total	$26,052,792	$25,273,359	$53,832,284	$50,756,123	$155,914,558

In accordance with the Series LLC's mortgage loan receivable agreements, most borrowers must fund a loan interest reserve account with six to twelve months of interest payments. The Series LLC may also hold prepaid interest on behalf of each borrower as applicable. As of December 31, 2023 and 2022, the loan interest reserve account, including prepaid interest, contained $5,270,459 and $6,277,788 million, respectively. Additionally, the Series LLC holds certain construction funds on behalf of each borrower which is then paid out in accordance with a construction budget, draw schedule, and payment schedule, as applicable. As of December 31, 2023 and 2022, the loan construction reserve account contained $7,360,631 and $16,956,407 million, respectively.

On January 21, 2020, the ROCF II issued a notice of default to a mortgage note borrower, Dei Vitae Enterprises, LLC, for a failure to make interest payments. On April 17, 2020, the Series LLC issued a notice of loan acceleration and increased the interest rate to the default rate of 16% per annum. Since the borrower failed to deliver the payoff, ROCF II has proceeded with foreclosure proceedings and has placed the property into receivership. The note originally matured on July 30, 2020. On June 14, 2023, the note, with an unpaid principal balance of $6,600,000 and interest receivable of $383,000 was sold to Red Oak Capital Properties, LLC, a related party, for gross proceeds of $4,333,921.

On January 21, 2020, ROCF II issued a notice of default to a mortgage note borrower, Patio Theater Holdings, LLC, for a failure to make interest payments. On May 15, 2020, ROCF II issued a notice of loan acceleration and increased the interest rate to the default rate of 16% per annum. As the note passed the initial maturity, the interest rate increased to 16.5% and later to 17%. Since the note was not paid off in accordance with the acceleration notice, ROCF II has begun the process of foreclosure. The note originally matured on September 30, 2020 and holds an unpaid principal balance of $2,362,500 with interest receivable of $143,000 as of December 31, 2023.

On March 2, 2020, ROCF II issued a notice of default to a mortgage note borrower, 181 Rehg, LLC, for a failure to make interest payments. On May 15, 2020, ROCF II issued a notice of loan acceleration and increased the interest rate to the default rate of 16% per annum. As the note passed the initial maturity, the interest rate increased to 16.5% and later to 17%. The note originally matured on September 27, 2020 and held an unpaid principal balance of $6,825,000 with interest receivable of $55,000. On December 6, 2022, the note was sold for gross proceeds of $6,499,475.

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

3. Mortgage loans receivable (continued)

On May 15, 2020, ROCF II issued a notice of default to a mortgage note borrower, Day X Day Industrial, LLC, with a principal balance of $1,595,000, for a failure to make interest payments and increased the interest rate to the default rate of 16% per annum. As the note passed the initial maturity, the interest rate increased to 16.5% and later to 17.0%. The note originally matured on June 28, 2020 and held an unpaid principal balance of $1,595,000 with interest receivable of $12,000. On December 9, 2022, the note was sold for gross proceeds of $2,000,000.

On December 10, 2020, ROCF II issued a notice of default to a mortgage note borrower, Fleurdelis Hospitality, Inc., for a failure to make interest payments and increased the interest rate to the default rate of 17.5% per annum. The note originally matured on March 5, 2020 and held an unpaid principal balance of $5,000,000 with interest receivable of $800,000. On September 6, 2022 the note was foreclosed and the underlying property was acquired by ROCF II.

On December 10, 2020, ROCF II issued a notice of default to a mortgage note borrower, LaRose Hospitality, LLC, for a failure to make interest payments and increased the interest rate to the default rate of 17% per annum. As the note passed the initial maturity, the interest rate increased to 17.5%. The note originally matured on November 1, 2020 and held an unpaid principal balance of $3,750,000. ROCF II foreclosed and modified the loan on September 27, 2021. The modified mortgage matures on September 30, 2024 and had an interest rate of 8%. On January 31, 2022, ROCF II sold a 49% participation interest in the LaRose Hospitality loan to Red Oak Capital Intermediate Income Fund, LLC, a related party, at par. On April 26, 2022, ROCF II Series sold its lead lending position, the remaining 51% interest in the LaRose Hospitality loan, to ROIOF Series, at par.

On December 10, 2020, ROCF II issued a notice of default to a mortgage note borrower, Tuglife Marine LC, LLC, for a failure to make interest payments and increased the interest rate to the default rate of 16% per annum. The note originally matured on September 6, 2020 and holds an unpaid principal balance of $3,765,000 with interest receivable of $262,000 as of December 31, 2023. Since the note was not paid off in accordance with the acceleration notice, ROCF II has begun the process of foreclosure. On March 5, 2024, ROCF II Series received $3,760,000 in proceeds, resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On October 7, 2022, the borrower 11 Waterview Blvd, LLC, was placed in default. The interest rate increased from 10.50% to the default rate 14.50%. The loan was placed in non-accrual status as of March 9, 2023 and holds an unpaid principal balance of $14,500,000 with interest receivable of $336,000 as of December 31, 2023. The underlying commercial property is a commercial office building located in the state of New Jersey.

On January 1, 2023, ROCF IV issued a notice of default to a mortgage note borrower, Phoenix Ten Properties, LLC, and increased the interest rate to the default rate of 16% per annum. The note originally matured on October 31, 2022, and held an unpaid principal balance of $11,300,000 with interest receivable of approximately $1,058,000 as of December 31, 2022. On April 18, 2023, the borrower paid the note off resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On June 23, 2023, the borrower 5320 8th Street NW, LLC was placed in default. The interest rate increased from 10.75% to the default rate 15.75%. On July 5, 2023, mortgage note borrower 5320 8th Street NW, LLC paid off the note with a total remaining principal balance of $8,550,000 with interest receivable of $120,000. ROCF V received $8,252,866 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

3. Mortgage loans receivable (continued)

On June 23, 2023, the borrower 4725 Minnesota Ave SE LLC was placed in default. The interest rate increased from 10.0% to the default rate 15.0%. On July 24, 2023, the loan with mortgage note borrower 4725 Minnesota Ave SE, LLC, which held an unpaid principal balance of $2,650,000 with interest receivable of $20,000, was paid off for the full principal and accrued interest outstanding at the time.

4. Property – held for sale, net

On October 5, 2021, the 48-unit multifamily property located in Thomaston, GA, formerly owned by West Valley Commons Equity Group, LLC was acquired through foreclosure. The note originally matured on April 30, 2021 and the cost basis of asset at the date of foreclosure was $1,647,000. ROCF IV immediately began the process of selling the property. On February 1, 2022, the Series LLC accepted an offer for $1.65 million for the property. The sale of this property closed on May 2, 2022, with net proceeds of $1,547,000 and a net realized loss of $91,000.

On December 7, 2021, the parking lot located in Kansas City, MO, formerly owned by Bravicci, LLC, was acquired through foreclosure. The note originally matured on June 20, 2020. The sale of this property closed on October 28, 2022, resulting in net proceeds of $4.84 million and a net realized gain of $385,000, to Red Oak Capital Properties, LLC, a related party.

On September 6, 2022, the hotel located in Livingston, TX, formerly owned by Fleurdelis Hospitality, Inc., was acquired through foreclosure. On March 31, 2023, ROCF II sold ROCFII 1510 Hwy 59, LLC, which owns the hotel in Livingston, TX, to Red Oak Capital Properties, LLC, a related party under common ownership. The Series LLC received $5,500,000 in proceeds from the sale, which resulted in a gain on sale of $1,600,000, recognized through member capital due to common ownership of the Series LLC and Red Oak Capital Properties, LLC.

5. Related party transactions

The Series LLC will pay an annual management fee, calculated and payable on a quarterly basis, to the Managing Member. The management fee is based on an annual rate of 1.75% of gross principal outstanding of all Bonds. For the years ended December 31, 2023 and 2022, $4,098,245 and $3,789,557 of management fees have been earned and paid to the Managing Member, respectively. $797,278 and $542,131 of management fees were held as payable to the Managing Member as of December 31, 2023 and 2022, respectively.

The Series LLC pays an acquisition fee to the Managing Member. The acquisition fee is calculated as 0.50% of the gross mortgage loans receivable, inclusive of any closing costs. During the years ended December 31, 2023 and 2022, $80,500 and $40,750 of acquisition fees have been earned, respectively. As of December, 2023 and 2022, $0 and $40,750 of acquisition fees were held as payable to the Managing Member.

The Series LLC will pay a disposition fee to the Managing Member. The disposition fee is calculated as 1.00% of the proceeds received from the repayment of the principal amount of any of its debt investments or any other disposition of the underlying real estate. For the years ended December 31, 2023 and 2022, $464,912 and $358,507 of disposition fees were earned, respectively. As of December 31, 2023 and 2022, no disposition fees were held as payable to the Managing Member.

The Series LLC will pay organization fees, calculated and payable at every closing, to the Managing Member. The organizational fee is calculated as 2.00% of the gross principal outstanding of all Bonds. During the years ended December 31, 2023 and 2022, $42,860 and $953,260 of organization fees have been earned, respectively. As of December 31, 2023 and 2022, $0 and $20,300 organization fees were held as payable to the Managing Member, respectively.

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

5. Related party transactions (continued)

The Series Funds have entered into loan participation and servicing agreements with affiliate funds and other funds, whereby the Series Funds sold participation interest in certain loans originated equal to a specific percentage of committed loan principal and providing specified interest rates to the participating funds. The interest rates on participation loans payable range from 7.50% to 7.75%. As of December 31, 2023 and 2022, the outstanding amount of participating loans payable was $14,508,261 and $8,067,261, respectively.

6. Member’s equity

During the years ended December 31, 2023 and 2022, the Managing Member, as sole member of the Series LLC, made no capital contributions and received no distributions.

7. Bonds payable

During the year ended December 31, 2023, the ROIOF issued $1,828,000 of CORE 22 bonds and $315,000 of CORE 22 R-bonds. During the year ended December 31, 2022, ROCF V issued $21,744,000 of Series B bonds and $1,598,000 of Series B R-bonds and ROIOF issued $21,913,000 of CORE 22 bonds, $3,379,000 of CORE 22 R-bonds, and $2,236,000 of SI bonds. Each of the series’ bonds are secured by a senior blanket lien on all assets of the applicable series. The Series LLC has incurred debt issuance costs from the Bond offering. The Series LLC capitalizes and amortizes the costs through the maturity of each Series as applicable. As of December 31, 2023 and December 31, 2022, there have been approximately $21.17 million and $21.00 million of debt issuance costs incurred by the Series LLC, respectively. During the years ended December 31, 2023 and 2022, approximately $3,714,200 and $4,202,600 were amortized to bond interest expense, respectively.

Bonds payable as of December 31, 2023 and 2022 are comprised of the following:

	2023	2022
ROCF II Series B bonds payable	$45,237,000	$45,867,000
ROCF IV Series A bonds payable	-	1,520,000
ROCF IV Series B bonds payable	43,499,000	43,674,000
ROCF IV Series Ra bonds payable	-	710,000
ROCF IV Series Rb bonds payable	3,086,000	3,086,000
ROCF V Series A bonds payable	36,134,000	36,339,000
ROCF V Series A R-bonds payable	2,642,000	2,642,000
ROCF V Series B bonds payable	32,102,000	32,255,000
ROCF V Series B R-bonds payable	2,487,000	2,595,000
ROIOF CORE bonds payable	5,898,000	5,898,000
ROIOF CORE R-bonds payable	1,831,000	1,831,000
ROIOF CORE 21 bonds payable	26,369,000	26,952,000
ROIOF CORE 21 R-bonds payable	3,975,000	4,000,000
ROIOF CORE 22 bonds payable	23,741,000	21,913,000
ROIOF CORE 22 R-bonds payable	3,694,000	3,379,000
ROIOF SI bonds payable	2,236,000	2,236,000
Debt issuance costs	(9,560,869)	(13,089,464)
Total bonds payable, net	$223,370,131	$221,807,536

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

7. Bonds payable (continued)

For the years ended December 31, 2023 and 2022, the Series LLC has recorded $22,535,401 and $20,792,018 of bond interest expense payable to bondholders, respectively. As of December 31, 2023 and 2022, $4,683,324 and $4,678,484 were held as payable to all bondholders, respectively.

Defined terms in this note can be found in the corresponding series’ bond agreements.

ROCF II Bonds

The Series LLC has initiated quarterly interest payments to the Series B Bondholders at a rate of 8.5% per annum.

The maturity date of Series B Bonds is August 1, 2024, five years following the termination of the bond offering for Series B Bonds. Upon the maturity of the Series B Bonds, the bondholders will receive a Contingent Interest Payment equal to 4% and 24% of the Spread, respectively. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Series B Redemption is limited to 10% of the outstanding principal balance of the Series B Bonds on January 1 of the applicable year. Bond redemptions pursuant to the Series B Redemption will occur in the order that notices are received.

The Company has provided notice of its exercise of its right to extend the maturity date for another six months prior to repayment of the Bonds placing final extended maturity at February 1, 2025. The Company, pursuant to the indenture, has provided notice to the bondholders that the Company does not intend to allow the bonds to automatically renew. As an alternative, given the rise in interest rates, management has offered investors the option to exchange their bonds for a new series of bonds with a higher coupon and a four year maturity pursuant to an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

ROCF IV Bonds

The Series LLC executes quarterly interest payments to the Series A, B, Ra, and Rb Bondholders at a rate of 6.25%, 8.25%, 6.50%, and 9.00% per annum, respectively.

The maturity date of Series A and Ra Bonds was June 30, 2023, whereas the maturity date will be June 30, 2026 for Series B and Rb Bonds. Upon the maturity of the Bonds, the Series A/Ra and Series B/Rb Bondholders will receive a Contingent Interest Payment equal to 4% and 24% of the Spread, respectively. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

Series B and Rb Bonds will be redeemable beginning July 1, 2024. Once the Series LLC receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1, 2024 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1, 2025.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Series B and Rb Redemption is limited to 10% of the outstanding principal balance of the Series B and Rb Bonds on January 1st of the applicable year. Bond redemptions pursuant to the Series B and Rb Redemption will occur in the order that notices are received.

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

7. Bonds payable (continued)

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the bonds will be automatically renewed at the same interest rate for an additional two years in the case of series A and Series Ra bonds, or an additional five years in the case of Series B or Series Rb bonds, unless redeemed upon maturity at the Series LLC or the bondholders’ election.

On May 26, 2023, the Series LLC elected to redeem all of the Series LLC's outstanding Series A Bonds and Series Ra Bonds at the amount of $1,011.98 per Series A bond and $1,012.46 per Series Ra bond. On June 9, 2023, the Series LLC executed a principal and interest payment for $2,246,934 to the trustee and paying agent, Great Lakes Fund Solutions, Inc. to redeem all of the Series LLC's outstanding Series A Bonds and Series Ra Bonds.

ROCF V Bonds

The Series LLC will execute quarterly interest payments to the Series A Bondholders, Series A R-Bondholders, Series B Bondholders, and Series B R-Bondholders at a rate of 7.50%, 8.00%, 7.50%, and 8.00% per annum, respectively.

The maturity date of Series A Bonds and Series A R-bonds will be December 31, 2026 and the maturity date of Series B Bonds and Series B R-Bonds will be December 31, 2027. Upon the maturity of the Bonds, the bondholders will receive a Contingent Interest Payment equal to 20% of the Spread, respectively. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

The Series A Bonds and Series A R-Bonds will be redeemable beginning January 1, 2024. Once the Series LLC receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2024 for Series A and Series A R-Bonds and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2026.

The Series B Bonds and Series B R-Bonds will be redeemable beginning January 1, 2025. Once the Series LLC receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2025 for Series B and Series B R-Bonds and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2027.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Optional Redemption is limited to 15% of the outstanding principal balance of the Series A Bonds, Series A R-bonds, Series B Bonds, and Series B R-Bonds on January 1st of the applicable year. Bond redemptions pursuant to the Optional Redemption will occur in the order that notices are received.

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the bonds will be automatically renewed at the same interest rate for an additional five years unless redeemed upon maturity at the Series LLC or the bondholders’ election.

ROIOF Bonds

The Series LLC executes quarterly interest payments to the CORE, CORE 21, and CORE 22 Bondholders at a rate of 8.00% per annum; to the CORE R-, CORE 21 R-, and CORE 22 R-Bondholders at a rate of 8.65% per annum; and to the SI Bondholders at a rate of 8.5% per annum.

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

7. Bonds payable (continued)

The maturity date of CORE Bonds and CORE R-Bonds issued in 2020 will be June 30, 2026. The maturity date of CORE 21 Bonds and CORE 21 R-Bonds will be June 30, 2027. The maturity date of CORE 22 Bonds and CORE 22 R-Bonds will be June 30, 2028. The maturity date of SI Bonds will be June 30, 2028. Upon the maturity of the Bonds, the CORE and CORE R-Bondholders will receive a Contingent Interest Payment equal to 20% of the Spread and the SI Bonds will receive a Contingent Interest Payment equal to 30% of the Spread. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

The Bonds are redeemable at the election of the Bondholder beginning 90 days from the issuance date of the applicable Bond. Once the Series LLC receives written notice from the bondholder, it will have 90 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $850 plus any accrued but unpaid interest on the Bond if the notice is received on or after 90 days from the issuance date of the Bond and on or before June 30th of the third year following the year of issuance; (ii) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1st of the third year following the year of issuance and on or before June 30th of the fifth year following the year of issuance; and (iii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1st of the fifth year following the year of issuance and on or before its maturity date.

The Series LLC’s obligation to redeem bonds in any given year pursuant to this Redemption is limited to 15% of the outstanding principal balance of the Bonds on January 1st of the applicable year. Bond redemptions will occur in the order that notices are received.

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the Bonds will be automatically renewed at the same interest rate for an additional five years, unless redeemed upon maturity at the Series LLC or the bondholders’ election.

Future maturities of bonds payable are as follows:

Years ended December 31,	Amount
2024	$-
2025	45,237,000
2026	93,090,000
2027	64,933,000
2028	29,671,000
Total bonds payable	$232,931,000

8. Commitments and contingencies

The Series LLC has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Series LLC. The Series LLC is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

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Red Oak Capital Fund Series, LLC and predecessors Notes to Financial Statements December 31, 2023 and 2022

9. Subsequent events

On January 25, 2024, in accordance with the offering circulars of each series, the Series LLC executed a bond interest payment for $4,683,326 to the trustee and paying agents, Phoenix American, UMB Bank, and Issuer Direct.

On February 5, 2024, mortgage note borrower BT Apartment Rentals, LLC paid off its note with a principal balance of $5,459,000. The note originally matured on August 9, 2021 and had an interest rate of 8.0%. ROCF IV Series received $6,348,114 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On February 22, 2024, ROCF II Series provided a $4,550,000 senior secured mortgage loan to Eagle Crest Village Apartments, LLC. The mortgage loan holds a total interest rate of 11.00% and matures February 28, 2025. The underlying commercial property is a multifamily building located in the state of Oregon.

On March 1, 2024, Red Oak Capital Fund Series V acquired the commercial office building on Waterview Blvd in Parsippany New Jersey through a deed in lieu of foreclosure.  The building had collateralized a senior secured loan which had been in default since last year.

On March 5, 2024, mortgage note borrower Tuglife Marine, LLC paid off its note with a principal balance of $3,765,000. The note originally matured on September 6, 2020 and had an interest rate of 8.0%. ROCF IV Series received $3,760,000 in proceeds from the loan payoff.

On March 6, 2024, ROIOF Series entered into a Loan Participation and Servicing Agreement whereby ROIOF Series sold a participation interest equal to approximately 5.96% of a $5,456,000 senior secured loan to Oak Institutional Credit Solutions, LLC, a related party, for a purchase price of $325,000.

On March 6, 2024, ROCF V Series entered into a Loan Participation and Servicing Agreement whereby ROCF V Series sold a participation interest equal to approximately 3.78% of a $8,600,000 senior secured loan to Oak Institutional Credit Solutions, LLC, a related party, for a purchase price of $325,000.

On March 19, 2024, mortgage note borrower Panda High Plains Hemp Gin Real Estate, LLC paid off its note with a principal balance of $8,160,000. The note originally matured on August 1, 2022 and had an interest rate of 10.0%. ROCF IV Series received $8,179,716 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On April 1, 2024, ROCF IV Series provided a $15,500,000 senior secured mortgage loan to 4069-4089 Minnesota Ave NE LLC. The mortgage loan holds a total interest rate of 12.25% and matures March 31, 2026. The underlying commercial property is a multifamily building located in the District of Columbia. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold participation interests equal to 22.58%, 19.35%, and 6.45% of the $15,500,000 senior secured loan to ROCF II Series, ROCF V Series, and ROIOF Series, for sale prices, net of fees and reserves, of $2,354,733, $2,018,343, and $672,781, respectively.

On April 1, 2024, the borrower for The Oaks Senior Living entered default when the 30-day cure period lapsed following the issuance of a notice of default. Given the appraised value of the property on an “as-is” basis exceeds our basis in the loan, we have not recorded a reserve for this loan.

On April 25, 2024, in accordance with the offering circulars of each series, the Series LLC executed a bond interest payment for $4,676,555 to the trustee and paying agents, Phoenix American, UMB Bank, and Issuer Direct.

On April 26, 2024, ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold a participation interest equal to approximately 9.68% of a $15,500,000 senior secured loan to Oak Institutional Credit Solutions, LLC, a related party, for a purchase price of $1,500,000. On the same date, ROCF IV Series amended and restated a Loan Participation and Servicing Agreement with ROCF V Series, which reduced ROCF V Series participation interest from 19.35% to 9.68% in a $15,500,000 senior secured loan. ROCF V Series received $1,016,671 in proceeds, net of fees and reserves, from the transaction.

The financial statements were approved by management and available for issuance on April 30, 2024. Subsequent events have been evaluated through this date.

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Item 8. Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1

Certificate of Formation of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

2.2

Limited Liability Company Agreement of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 2.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.1

Form of Indenture related to notes issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.2

Form of Series A Bond issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.3

Form of Series B Bond issued by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

3.4

First Supplemental Indenture dated September 20, 2023 with respect to indenture and notes assumed by ROCF II Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.4 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.5

Second Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF II Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.5 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.6

Form of Indenture related to notes issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A/A filed with the SES by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.7

Form of Series A Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.8

Form of Series B Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.9

Form of Series Ra Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.10

Form of Series Rb Bond issued by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(e) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

3.11

Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF IV Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.11 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

3.12

Form of Indenture related to notes issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(a) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

3.13

Form of Series A Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

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3.14

Form of Series A R-Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

3.15

First Supplemental Indenture related to notes issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(b) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.16

Form of Series B Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(e) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.17

Form of Series B R-Bond issued by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(c) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

3.18

Second Supplemental Indenture dated October 5, 2023 with respect to indenture and notes assumed by ROCF V Series of Red Oak Capital Fund Series, LLC (incorporated by reference to Exhibit 3.18 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund Series, LLC on April 15, 2024)

6.1

Pledge and Security Agreement executed by Red Oak Capital Fund II, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund II, LLC on August 1, 2018)

6.2

Pledge and Security Agreement executed by Red Oak Capital Fund IV, LLC (incorporated by reference to Exhibit 3(f) to the Offering Statement on Form 1-A/A filed with the SEC by Red Oak Capital Fund IV, LLC on December 27, 2019)

6.3

Pledge and Security Agreement executed by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(d) to the Offering Statement on Form 1-A filed with the SEC by Red Oak Capital Fund V, LLC on July 8, 2020)

6.4

First Amendment to Pledge and Security Agreement executed by Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 3(h) to the Offering Statement on Form 1-A POS filed with the SEC by Red Oak Capital Fund V, LLC on August 13, 2021)

6.5

Commercial Loan Agreement, dated March 19, 2021, by and between Willow Run, L.L.C. and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on March 25, 2021)

6.6

Commercial Promissory Note, dated March 19, 2021, issued by Willow Run, L.L.C.in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on March 25, 2021)

6.7

Commercial Loan Agreement, dated March 26, 2021, by and between 4559 Benning Rd SE LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

6.8

Commercial Promissory Note, dated March 26, 2021, issued by 4559 Benning Rd SE LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

6.9

Warrant Agreement, dated March 26, 2021, issued by 4559 Benning Rd SE LLC (incorporated by reference to Exhibit 6.3 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on April 1, 2021)

6.10

Commercial Loan Agreement, dated as of April 30, 2021, by and between 4303-4313 Wheeler RD SE LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.11

Commercial Promissory Note, dated as of April 30, 2021, issued by 4303-4313 Wheeler RD SE LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.12

Warrant Agreement, dated as of April 30, 2021, issued by 4303-4313 Wheeler RD SE LLC (incorporated by reference to Exhibit 6.3 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on May 10, 2021)

6.13

Commercial Loan Agreement, dated as of July 23, 2021, by and KCSL, LLC, 3592 Procyon, LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on July 29, 2021)

6.14

Commercial Promissory Note, dated as of July 23, 2021, issued by KCSL, LLC and 3592 Procyon, LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on July 29, 2021)

6.15

Commercial Loan Agreement, dated as of December 20, 2021, by and among 939 4th, LLC and Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on December 23, 2021)

6.16

Promissory Note, dated as of December 20, 2021, issued by 939 4th, LLC in favor of Red Oak Capital Fund V, LLC (incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U filed with the SEC by Red Oak Capital Fund V, LLC on December 23, 2021)

7.1

Agreement and Plan of Merger, entered into as of September 29, 2023, by and among Red Oak Capital GP, LLC, a Delaware limited liability company, Red Oak Capital Fund Series, LLC, a Delaware series limited liability company, Red Oak Capital Fund II, LLC, a Delaware limited liability company, Red Oak Capital Fund IV, LLC, a Delaware limited liability company, Red Oak Capital Fund V, LLC, a Delaware limited liability company, and Red Oak Income Opportunity Fund, LLC, a Delaware limited liability company (incorporated by reference to Exhibit 7.1 to the Current Report on Form 1-U/A filed with the SEC by Red Oak Capital Fund II, LLC on October 5, 2023)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on April 30, 2024.

RED OAK CAPITAL FUND SERIES, LLC,

a Delaware limited liability company

By:	Red Oak Capital GP, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Capital Holdings, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Holdings Management, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Manager

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Its:	Manager

By:	/s/ Raymond Davis
Name:	Raymond Davis
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Chief Executive Officer of the Sole Member of the Manager
(Principal Executive Officer)

By:	/s/ Thomas McGovern
Name:	Thomas McGovern
Its:	Chief Financial Officer of the Sole Member of the Manager
(Principal Financial Officer and Principal Accounting Officer)

44